UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2010

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Med Gen Inc.

(Exact name of registrant as specified in its charter)

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Nevada	000-29171	65-0703559
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Current Contact:

Lorin Rosen Streim, Esq.

Director & Secretary

100 Peachtree Court ~ Suite 100

Holbrook, NY  11741

877-570-1581

Former Contact:

Lorin Rosen Streim, Esq.

Director & Chief Executive Officer

6 Butler Court

Centereach, NY  11720

631-732-0390

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2009, Lorin Rosen Streim, Esq. was appointed as a board member and as the transitional Chief Executive Officer of Med Gen Inc.  The company had ceased operations as reported in the 8-K filed January 16, 2009 and Ms. Streim was elected to manage the company should it commence operations.  Since this election of Ms. Streim, a group of individuals associated with NorthStar Business & Property Brokers, Inc., a privately held company incorporated in the state of Delaware, indicated interest in a stock exchange with Med Gen Inc. and re-directing the business activities of Med Gen Inc.  NorthStar Business & Property Brokers, Inc. (“NorthStar”) is primarily engaged in the business of business brokerage and as such, Ms. Streim appointed Mr. Raymond Barton, the Chief Executive Officer of NorthStar, as the Director of the company on February 9, 2010.  Several individuals associated with NorthStar were subequently elected to the Board and as various officers of the company by Unanimous Written Consent of the Board of Directors dated February 19, 2010.  The company is currently preparing a letter to the shareholders announcing the new slate of management and the new direction of the company’s business activities.  The management of the company includes the following individuals:

Mr. Raymond Barton is a Director and the Chief Executive Officer.  Mr. Barton spent the past two years as the President of Bridge Business and Property Brokers, Inc.,  a national firm with offices in several states including, NY, CA, and FL. Prior to that, Mr. Barton was the CEO of six public companies and has been involved with many start-ups in sales, marketing, and technology. He has taken several companies public through reverse merge and self directed IPO in addition to raising over $10 million in funding through private placements and similar investment vehicles. Mr. Barton has also pioneered new technology with several dozen patents pending in different fields being attributed to him in mobile technology, child safety and other fields. He brings expertise, vision and an ability to   lead and accomplish any situation. Mr. Barton is a member of the International Business Broker Association and is also a licensed real estate salesperson in the state of New York.

Mr. Robert Anderson is a Director and the Chief Operations Officer.  Mr. Anderson has over 15 years experience in consultative sales. Aside from being an experienced Business Broker, he has had the opportunity to lead several large sales organizations such as Quest Diagnostics where he was a Vice President and Elsevier Science where he was the North East Regional Sales Director. Mr. Anderson has also worked in telecommunication sales and is a strong sales leader and trainer. He provides both wisdom and knowledge managing a sales organization and has years of experience training salespeople to maximize their potential and stay motivated. Mr. Anderson will be a key member of the team as we build a large national sales force.  Mr. Anderson is currently a member of the Oakdale Civic Association, as well as the Idlehour Beach Club.

 Mr. Timothy Schmidt is a Director and the Chief Financial Officer.  Mr. Schmidt has an extensive background in the operations of public companies, being the co-founder and controller of two public start-ups. He has also been responsible for the operations of several large private firms and managed several large chain stores in retail sales. In addition, Mr. Schmidt is a top distributor for a large global health related multi-level marketing firm and he has started his own bookstore chain as well. He brings entrepreneurial spirit with an orderly and specific attention to detail that makes him a formidable leader and dollar conscience controller.

Ms. Lorin R. Streim, Esq. is a Director as well as the Vice President, Secretary and General Counsel.  Ms. Streim, a graduate of the University of Michigan and Brooklyn Law School, is a corporate & real estate attorney that spent several years on Wall Street as the Assistant Corporate Secretary for Prudential Securities.  Ms. Streim has over 12 years experience as a transactional attorney as well as being the General Counsel to Bridge Business & Property Brokers, Inc. prior to joining NorthStar.  Ms. Streim’s experience is the perfect combination for NorthStar as she understands the complexities of legal compliance and regulations governing public companies as well as the legalities and issues that arise in business brokerage.  Ms. Streim is a member of the New York and Vermont Bar associations as well as the Commercial Committee of the Suffolk County Bar.  Ms. Streim is also a licensed real estate associate with the state of New York and a member of National Association of Realtors, New York State Association of Realtors and Long Island Board of Realtors.

Ms. Rachel Collins is a Director as well as the Vice President and Director of Operations.  Ms. Collins, a recent graduate of the State University at Albany where she studied business & sociology, also comes from the business brokerage industry. Ms. Collins spent the past two years as the Director of Recruiting and Administrative Services at Bridge Business and Property Brokers, Inc.  Ms. Collins implemented many systems and platforms for the organization and creation of broker services, she knows not only the business, but is an expert in the specific systems that will be used by the company. Rachel also has a high level of entrepreneurial spirit and an ability to get the job completed no matter what, which makes her an invaluable member of the company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Med Gen Inc.

By:	/s/ Lorin Rosen Streim, Esq.
Lorin Rosen Streim, Esq. Secretary

Date:  March 5, 2010